Exhibit 99.1
Permian Basin Royalty Trust
PERMIAN BASIN ROYALTY TRUST
ANNOUNCES AUGUST CASH DISTRIBUTION
     DALLAS, Texas, August 19, 2011 — Permian Basin Royalty Trust (NYSE: PBT) (“Permian”) today declared a cash distribution to the holders of its units of beneficial interest of $.117780 per unit, payable on September 15, 2011, to unit holders of record on August 31, 2011. Permian’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.pbt-permianbasintrust.com/.
     This month’s distribution decreased from the previous month due primarily to decreased production for both oil and gas and lower prices for both oil and gas production. This would primarily reflect production for the month of June. The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.
     Production for Waddell Ranch and the Texas Royalty Properties combined for oil and gas respectively was 48,085 bbls and 157,815 Mcf. The average price for oil was $91.94 per bbl and for gas was $8.28 per Mcf. Capital expenditures were approximately $937,823. The numbers provided reflect what was net to the Trust.

	Net to Trust Sales
	Volumes		Average Price
	Oil (bbls)	Gas (Mcf)	Oil	Gas
			(per bbl)	(per Mcf)

Current Month	48,085	157,815	$91.94	$8.28	*

Prior Month	55,809	220,399	$96.42	$8.37	*
*This pricing includes sales of gas liquid products.
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Contact:	Ron E. Hooper
Senior Vice President
U.S. Trust, Bank of America Private Wealth Management, Trustee
Toll Free — 1.877.228.5085